EXHIBIT (h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the 1st day of July 2019, by and between the Calvert Funds, each of the entities individually and not jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and DST ASSET MANAGER SOLUTIONS, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17;

WHEREAS, prior to the date hereof, certain of the Funds and the Transfer Agent were parties to a Master Transfer Agency and Service Agreement dated April 3, 2007, as amended (“Prior Agreement”);

WHEREAS, the parties intend for the Prior Agreement to terminate and be superseded by this Agreement upon execution of this Agreement; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment and Duties

1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares of beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. Each Fund hereby authorizes
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the Transfer Agent to take instructions from and communicate with Eaton Vance Management (“EVM”), as its authorized representative and agent, as to each of the services set forth in this Section 1.1. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)   Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)       Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(c)       Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)        Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)       In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f)       At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)       Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)       Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i)        Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost;

(j)       Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(k)       Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

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(l) Accept any information, records, documents, data, transaction requests in printed form or by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(m) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. The Transfer Agent is not receiving any compensation from such banks with respect to any accounts that it maintains as agent for the Fund;

(n)   Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(o)   Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with mutually agreed upon procedures;

(p)   Act as a liaison for the Fund with the back offices of the Fund’s broker-dealers with respect to NSCC related matters, resolving trade, ACAT (Automated Customer Account Transfers), and PTF (Push to Fund Transfers) issues;

(q)   Provide a report to assist with share lot tracking for Class A and C share accounts that are transferred from an omnibus position to a Matrix Level 3 or direct position where outstanding purchase lot history is not included; and

(r)    Provide standard systems support to the Fund in connection the execution of certain events such as new fund implementations, establishing standard transmissions, performing file updates to reflect fund name changes, and systems research.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the services set forth below. Each Fund hereby authorizes the Transfer Agent to take instructions from and communicate with EVM, as its authorized representative and agent, as to the services set forth in this Section 1.2 and for all purposes under this Agreement. The Transfer Agent is authorized and directed to accept, rely and act upon instructions from EVM to the same extent as if such instructions were received from the Funds or other authorized Fund agents or representatives under this Agreement:
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(a)       Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; provide information necessary for Fund vendor’s preparing and mailing of confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; provide information necessary for Fund vendor’s preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b)       Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund in accordance with the parameters set forth in Schedule B to this Agreement;

(c) Blue Sky Services. The Transfer Agent will provide such information to the Fund’s designated blue sky vendor as the Transfer Agent and the Fund shall mutually agree upon;

(d)        National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on the TA2000 computer system (“TA2000 System”) of the Transfer Agent’s parent company, DST Systems, Inc. (“DST”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (iv) maintain Shareholder accounts on TA2000 System through Networking; (v) provide nightly NAVs and daily accrual rates when applicable through NSCC’s Mutual Fund Profile I in scheduled cycles upon receipt of such information from the Fund’s custody or Fund accounting service providers; and (vi) provide dividend and capital gain rate information through the NSCC’s Mutual Fund Profile II in scheduled cycles upon receipt of such information from the Fund’s Custody or Fund accounting service providers;

(e) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf;

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(f)    Anti-Money Laundering (“AML”) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. The Transfer Agent acknowledges that the Fund will rely on the Transfer Agent’s performance of the AML Procedures. The Transfer Agent agrees to provide an annual certification to the Fund confirming that the Transfer Agent has carried out the AML Procedures as set forth on Schedule 1.2(f);

(g)   Short Term Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses as agreed upon by the parties that may be associated with these additional duties;

(h) RPO Mail Services. The Transfer Agent shall process any shareholder mail that is returned to the Transfer Agent by the post office as undeliverable (“RPO Mail”), including opening and scanning the RPO Mail, recording address changes when received, placing stop mail or stop purchase notations on the shareholder account as necessary, and attempting to contact such shareholders or their brokers by telephone, where telephone contact information is on file;

(i) Inactive Shareholder Outreach Services. The Transfer Agent will identify: (i) accounts for which RPO Mail has been received that have been unresponsive to the two required SEC searches; (ii) accounts reflecting outstanding checks; and (iii) accounts where the date of last shareholder contact exceeds two years (“Inactive Shareholders”). The Transfer Agent will mail letters or make telephone calls to such Inactive Shareholders or to the financial advisor or representative of such shareholders, as directed by the Fund or EVM, requesting that they contact the Transfer Agent to keep the account active. With the approval of EVM or the Funds, the Transfer Agent may send a file of these Inactive Shareholders to a subcontractor (currently Venio LLC d/b/a “Keane”) for additional address searches and research to determine if any of the Inactive Shareholders are deceased. Keane will also mail a confirmation letter to any such Inactive Shareholders at the potential current addresses that it determines through its research. The letters will instruct the Inactive Shareholders to contact the Transfer Agent to update their accounts;

In the event that the Transfer Agent determines that a shareholder is deceased, the Transfer Agent may, with the consent of EVM or the Funds, provide Keane with such shareholder’s data and Keane will conduct additional research to locate an heir or beneficiary (“legal claimant”) at no charge to EVM or the Funds. If Keane finds a legal claimant, it will notify the person of the account and, may enter into a separate agreement with such legal claimant pursuant to which Keane would provide recovery assistance in exchange for a fee from the legal claimant that is not to exceed thirty-three and one-third percent of the account value;

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(j)       Processing of non-routine and Routine Records Requests. Transfer Agent shall, in a timely manner and pursuant to procedures reviewed and agreed to by the Funds from time to time, (a) process all Routine Records Requests and (b) direct all subpoenas, court orders and/or other requests for information that do not constitute Routine Record Requests to the Funds for disposition or further instruction. “Routine Records Requests” shall mean (i) any subpoena, court order or request for information from a governmental authority (a) with respect to a shareholder in a Fund, (b) that would be required to be maintained (or is maintained) by the Transfer Agent of the Fund, (c) that can be obtained without resorting to information outside of the Transfer Agent’s records, and (d) with respect to a matter not involving a claim directly against the Fund or its service providers and (ii) any request to take action against the assets in a shareholder account, such as seizure, levy, or hold, pursuant to a court order or governmental subpoena;

(k) Cost Basis Reporting. Utilizing relevant information provided to the Transfer Agent in the ordinary course of performing the services provided for in the Agreement, report cost basis information to shareholders on an average cost basis by tax year and Shares, except when the Shareholder requests such reporting to occur on another basis permitted by procedures reviewed and agreed to by the Funds from time to time; and

(l) Additional Services. Upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, the Transfer Agent may provide additional services to the Fund under the terms of this Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Agreement.

1.3	Individual Retirement Accounts. With respect to retirement plans or accounts for which the Funds’ principal underwriter offers a custodial account, such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts (“Individual Retirement Accounts”) to the Funds’ Shareholders, the Transfer Agent shall provide certain additional services as set forth below. The Transfer Agent shall perform such services as service agent to the named custodian on the Individual Retirement Account, which is UMB, n.a. (“UMB”) pursuant to an agreement between UMB and the Transfer Agent. The services to be provided to the Individual Retirement Accounts shall include: (i) account set up; (ii) account maintenance; (iii) contribution and distribution processing as instructed by a Shareholder; (iv) tax reporting (including the filing of Forms 1099 and 5498); and (v) such other custodial services as set forth in the applicable Custodian Account agreement (“Custodian Agreement”). The Transfer Agent will provide the Funds’ Shareholders with a Custodian Agreement approved by UMB and the Transfer Agent shall be solely responsible for working with UMB to update, amend or maintain the terms of the Custodian Agreement in compliance with applicable laws or regulations. For the avoidance of doubt, the services set forth in this section only apply to retirement plans or accounts for which the named custodian is UMB and the custodial agent services are performed for UMB by the Transfer Agent.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the
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Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, generally no more frequently than once a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. Such inspections shall not involve any direct access to the Transfer Agent or its affiliates’ systems nor the performance of any testing thereon. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement. The Transfer Agent will provide a BITS full SIG assessment and will otherwise be available to the Fund to answer questions and provide information related to the information security requirements. Accordingly, the Transfer Agent generally shall not be required to complete or respond to information security questionnaires or other due diligence questionnaires.

1.5	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on the applicable U.S. Treasury Department Forms required by the Code and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Fund will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

1.6	The Transfer Agent maintains a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing. The parties are working in good faith to develop mutually agreed upon Service Levels for certain services provided by the Transfer Agent under this Agreement. Such Service Levels, once finalized, shall be added by amendment and set forth on Schedule B to this Agreement. The parties agree to work together to resolve any performance issues in the manner set forth in the Schedule. The parties shall annually review and discuss the Service Levels and shall make such changes therein as to which they mutually agree. The Transfer Agent will provide periodic reports (on a mutually agreed upon timeframe set forth in the Schedule) to the Fund with respect to the Transfer Agent’s performance of the services against the applicable Service Levels.
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2.       Exception Services

2.1	Transactions identified under Sections 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

3.       Fees and Expenses

3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”). Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2	Other Fees and Charges. In addition to the fees paid under Section 3.1 above, the Fund agrees to pay the Transfer Agent for certain other fees and charges, including but not limited to: audio response per call charge, checkwriting, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, print/mail products and services, express mail and delivery services, FDIC deposit insurance account charges, forms and production, freight charges, manual check pulls, network products, NSCC communications, postage (to be paid in advance if so requested), offsite records storage, P.O. box rental, custom programming hours (beyond coverage in Technology base fee), special mailing, statements, supplies, telecommunications equipment, telephone (telephone and fax lines), training, transcripts, TIN certification (W-8 & W-9), year-end processing and other fees, charges or expenses incurred at the direction of the Fund or with advance written notice to the Fund.

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3.3	Increases. Subject to the provisions of this Section, the fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (iii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system. If the Transfer Agent notifies the Fund of a proposed increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree, in a written amendment to this Agreement, upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notifies the Fund of a proposed increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree, in a written amendment to this Agreement, upon a new fee to cover such new fund feature.

3.4	Postage. Postage for mailing of dividends, special Fund mailings and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing prior to the due date if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The parties shall work together to settle such disputed amounts within thirty (30) days of the day on which the invoice was due. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6	Cost of Living Adjustment. After the first two years of the Initial Term, the account fees (direct, Trust, Level 3 and Level 4), the Account Service Complex Base Fee, the Compliance Base Fee and the Technology Base Fee as defined in Schedule 3.1 Fees and Expenses shall be increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. There is no decrease in fees in the event that the percentage increase in the CPI-W is negative. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.7	Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Transfer Agent shall have the right to apply interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was
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due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law. The Transfer Agent may agree to waive the application of such interest with respect to a late payment resulting from an extraordinary event beyond the Fund’s control.

4.       Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.       Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end investment company registered under the 1940 Act.

5.5	A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

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6.       Data Access and Proprietary Information

6.1	The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund 's ability to access certain Fund -related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.2 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)       Use such programs and databases solely from equipment at the location agreed to between the Fund and the Transfer Agent and in accordance with the Transfer Agent’s applicable user documentation;

(b)       Refrain from copying or duplicating the Proprietary Information in any way (other than in the normal course of using the services);

(c)       Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d)       Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)       Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)   Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3	The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be
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extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

6.4	If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

6.5	If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.7	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.       Indemnification

7.1	The Transfer Agent shall not be responsible for, and the Fund shall indemnify, defend and hold harmless the Transfer Agent, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Transfer Agent Indemnitees”), from and against all losses, judgments, damages, claims, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Adverse Consequences”) that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with:

(a)	All actions of the Transfer Agent or the Transfer Agent Indemnitees required to be taken pursuant to this Agreement;

(b)	The Fund’s lack of good faith or willful misconduct;

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(c)	The reasonable reliance upon, and any reasonable subsequent use of or reasonable action taken or omitted, by the Transfer Agent, or the Transfer Agent Indemnitees on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or the Transfer Agent Indemnitees by machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)	The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent or Transfer Agent Indemnitees on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f)	The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or

(g)	Any obligations under any NSCC agreements required for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2	The Fund shall not be responsible for, and the Transfer Agent shall indemnify, defend and hold harmless the Fund, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Fund Indemnitees”), from and against all Adverse Consequences that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with the Transfer Agent’s failure to perform the Services in accordance with the terms of this Agreement in good faith and without willful misconduct.

7.3	In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

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7.4       As-of Adjustments.

(a)       The Transfer Agent and the Fund will discuss liability for an "as of" transaction loss on a case-by-case basis. Subject to the limitation set forth in Section 8, the Transfer Agent will accept responsibility for a particular situation resulting in an ‘as of’ loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent's conduct breached the Standard of Care and the Transfer Agent's conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.4 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding.

(b)       If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent in breach of the Standard of Care is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent's responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares of the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class).

8.       Standard of Care

In performing the Services under this Agreement, the Transfer Agent agrees that at all times it shall act in good faith, without negligence, willful misconduct or fraud (the “Standard of Care”). The Transfer Agent’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with all claims under this Agreement for the Services provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the twenty-four (24) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Transfer Agent’s employees. For purposes of this Section 8, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.

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9.       Confidentiality

9.1	The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement. Transfer Agent will inform the Fund of any sub-contractors to which it will be providing Confidential Information.

9.2	For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates or third parties).

9.3	The obligations of confidentiality and nondisclosure of each of the Transfer Agent and the Fund set forth in this Section 9 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party.

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9.4	For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”). This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

9.5	The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) all applicable federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business. As set forth in Section 10.6, the Transfer Agent agrees that it will promptly notify the Fund of any unauthorized disclosure or unauthorized access by any third party to Customer Information of which it becomes aware.

9.6	In the event that any requests or demands are received by the Transfer Agent (including from a regulatory agency) for the inspection of the records of the Fund, the Transfer Agent will promptly notify the Fund in advance of responding to such request (except where prohibited by law or judicial or administrative order) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Fund’s records to any person or regulatory agency whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person or agency.

10.       Covenants of the Fund and the Transfer Agent

10.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a)       A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)       A copy of the organizational documents of the Fund and all amendments thereto.

10.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

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10.3	Records. The Transfer Agent shall keep records, including electronic records, where applicable, relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for the Funds, in each case as such regulations may be amended from time to time, (ii) its record retention policies, and (iii) the written procedures mutually agreed upon by the Parties as of the date of this Agreement and as subsequently updated by the Parties. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Funds shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law and mutually agreed upon written procedures or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request in accordance with the mutually agreed upon written procedures.

10.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.5	SOC 1 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320, as well as such other reports and information relating to the Transfer Agent’s policies and procedures, as the parties may mutually agree upon.

10.6	Information Security. The Transfer Agent has implemented and maintains at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement as described in Schedule 10.6, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss
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information security safeguards and shall provide the Fund with certain information as discussed in Section 1.4 above.  If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (but no later than forty-eight hours after the Transfer Agent has been notified of the violation): (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly investigate and advise the Fund as to the steps being taken with respect to such violation. If the violation of security is determined to be due to the Transfer Agent’s failure to comply with its obligations under this Section, the Transfer Agent shall, upon request of the Fund, provide credit monitoring for a one-year period to the Fund shareholders affected by the violation and such other additional services as may be required by applicable regulatory authority (e.g. identity theft insurance for impacted Fund shareholders).

10.7	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

11.       Termination of Agreement

11.1	Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above (the “Initial Term”). This Agreement shall automatically extend for additional, successive one (1) year terms (each a “Renewal Term”) unless terminated as of the end of the Initial Term or a Renewal Term by the Fund on not less than six (6) months written notice to the Transfer Agent. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for such Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

11.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in electronically converting the Fund’s records from the Transfer Agent’s TA2000 recordkeeping system and its imaged records from the Transfer Agent’s AWD System to whatever systems are designated by the Fund (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality
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to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 6.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

11.3       Termination or Non-Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b) Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 11.2.

(c) Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

The amounts set forth in paragraphs (a) and (b) above, shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion. The amounts set forth in (c) shall be invoiced as incurred and paid promptly by the Fund upon receipt of such invoices.

11.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

11.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

11.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7	Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default. and if such default or breach shall not have been remedied within sixty (60) days after such written notice is given, or, if not capable of remedy within sixty (60) days, a good faith effort is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by giving, within ninety (90) days of the date on which such right of termination first commenced, one hundred and twenty (120) days written notice of such termination to the Defaulting Party.
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11.8	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

11.9 Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 10.3. The Transfer Agent, upon request, will provide the Fund with a certification as to the disposition pursuant to this Section 11.9 of any such tapes, data files, records, original source documentation or other property belonging to the Fund.

12.       Assignment and Third Party Beneficiaries

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

(a) The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the

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Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. All Services performed by the Transfer Agent shall be performed within the U.S. unless the Fund has been notified as set forth in subsections (b) or (c) below, that Services may be performed outside of the U.S. Notwithstanding the foregoing, the Transfer Agent may, without further notification or consent of the Fund, subcontract or delegate the performance of services hereunder with an offshore affiliate of the Transfer Agent for the purposes of development and programming support related activities.

(b) Except as provided in paragraph (c) below, if the Transfer Agent engages a domestic or offshore third party (excluding any Transfer Agent affiliate) to provide services under this Agreement which will cause such third party to have encrypted access to the Funds’ Confidential Information, the Transfer Agent shall provide, (i) notice (but does not need to be prior notice and does not require the Funds’ consent) of such engagement, provided, however, such notice may be accomplished if, as part of a regularly scheduled management meeting with the Transfer Agent and the Funds, the Transfer Agent provides to the Funds a list summarizing such third parties that may be used by the Transfer Agent and the services that may be provided, and (ii) provide the Funds an opportunity to review the Transfer Agent’s policies and procedures which govern the Transfer Agent’s management of its relationship with those parties including, if applicable, reasonable documents showing the Transfer Agent’s diligence of such third parties.

(c) If the Transfer Agent engages an offshore third party (excluding any Transfer Agent affiliate) to provide services under the Agreement which requires such third party to have unencrypted access to Customer Information, the Transfer Agent shall provide, (i) prior notice and receive the Funds’ consent of such engagement, provided, however, such notice and consent may be accomplished if, as part of a regularly scheduled management meeting with the Transfer Agent and the Funds, the Transfer Agent provides to the Funds a list of such third parties used by the Transfer Agent and the Funds consent to such use, and (ii) provide the Funds an opportunity to review any offshore environment of such third party and the Transfer Agent’s policies and procedures which govern the Transfer Agent’s management of its relationship with those parties including, if applicable, reasonable documents showing the Transfer Agent’s diligence of such third parties.

(d) The above requirements do not apply to the Transfer Agent’s use of third parties (including third party software as a service platforms or tools that may be hosted outside of the Transfer Agent, and cloud services or email services such as Microsoft 360 or similar tools) who will not have unencrypted access to Customer Confidential Information.

(e) For purposes of the above provisions, domestic work is work performed in the United States and offshore work is work that is performed outside of the United States, provided, such work may not be performed in OFAC Sanctioned Countries as well as the People's Democratic Republic of Korea (North Korea), Russia and Russia controlled territories, and the People's Republic of China outside of the Special Administrative Regions of Hong Kong and Macau).

(f) For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

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14.	Changes and Modifications

14.1	During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized, approved or ratified by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

15.2	Governing Law; Jurisdiction. The laws of the Commonwealth of Massachusetts (without regard to any principles of conflicts of law thereof) shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts in connection with any matters arising out of this Agreement and to waive any objection to the propriety or convenience of venue in such courts.

15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.
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15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, including facsimile copies thereof, or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement will become effective when each party has received a counterpart hereof signed by the other party.

15.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Compliance with Law. Each party agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business.

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15.13	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: Legal Department

Facsimile: 617-483-7091

With copy to:

DST Asset Manager Solutions, Inc.

333 W. 11th Street, 5th Floor

Kansas City, MO 64105

Attention: Legal Department

Facsimile: 816-435-8630

(b)       If to the Funds, to:

c/o Eaton Vance Management

Two International Place

Boston MA 02110

Attention: Fund Secretary

Facsimile:

With copy to:

Director of Mutual Fund Services

c/o Eaton Vance Management

Two International Place

Boston MA 02110

16.	Additional Portfolios/Funds

Additional Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with

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services then being provided by the Transfer Agent under this Agreement. In the event that the Fund provides less than sixty (60) days’ prior notice of such new fund or portfolio, the Transfer Agent shall use commercially reasonable efforts to add such new fund or portfolio.

17.	Limitations of Liability of the Trustees and Shareholders

In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this Agreement is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this Agreement shall not impose any liability on any trustee or Shareholder personally and are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund. No series or class of a Fund shall be liable for the obligations of another series or class.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY

AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By: /s/ James F. Kirchner

Name: James F. Kirchner

Title: Treasurer

As an Authorized Officer on behalf of each of the Funds

indicated on Schedule A

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Rahul Kanwar

Name: Rahul Kanwar

Title: Authorized Representative

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SCHEDULE A

Dated: July 1, 2019

FUNDS

Calvert Impact Fund Inc.
Calvert Global Energy Solutions Fund
Calvert Global Water Fund
Calvert Green Bond Fund
Calvert Small-Cap Fund (formerly Calvert Small Cap Fund)
Calvert Management Series
Calvert Absolute Return Bond Fund (formerly Calvert Unconstrained Bond Fund)
Calvert Floating-Rate Advantage Fund
Calvert Responsible Municipal Income Fund (formerly Calvert Tax-Free Responsible Impact Bond Fund)
Calvert Responsible Index Series, Inc.
Calvert International Responsible Index Fund (formerly Calvert Developed Markets Ex-US Responsible Index Fund)
Calvert US Large-Cap Core Responsible Index Fund (formerly Calvert U.S. Large Cap Core Responsible Index Fund)
Calvert US Large-Cap Growth Responsible Index Fund (formerly Calvert U.S. Large Cap Growth Responsible Index Fund)
Calvert US Large-Cap Value Responsible Index Fund (formerly Calvert U.S. Large Cap Value Responsible Index Fund)
Calvert US Mid-Cap Core Responsible Index Fund (formerly Calvert U.S. Mid Cap Core Responsible Index Fund)
Calvert Social Investment Fund
Calvert Aggressive Allocation Fund
Calvert Balanced Fund (formerly Calvert Balanced Portfolio)
Calvert Bond Fund (formerly Calvert Bond Portfolio)
Calvert Conservative Allocation Fund
Calvert Equity Fund (formerly Calvert Equity Portfolio)
Calvert Moderate Allocation Fund
Calvert World Values Fund Inc.
Calvert Emerging Markets Equity Fund
Calvert International Equity Fund
Calvert International Opportunities Fund
Calvert Mid-Cap Fund (formerly Calvert Capital Accumulation Fund)
The Calvert Fund
Calvert High Yield Bond Fund
Calvert Income Fund
Calvert Long-Term Income Fund
Calvert Short Duration Income Fund
Calvert Ultra-Short Duration Income Fund (formerly Calvert Ultra-Short Income Fund)
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SCHEDULE A (continued)

Dated: July 1, 2019

FUNDS

Calvert Variable Products, Inc.
Calvert VP EAFE International Index Portfolio
Calvert VP Investment Grade Bond Index Portfolio
Calvert VP Nasdaq 100 Index Portfolio
Calvert VP Russell 2000 Small Cap Index Portfolio
Calvert VP S&P 500 Index Portfolio
Calvert VP S&P MidCap 400 Index Portfolio
Calvert VP Volatility Managed Growth Portfolio
Calvert VP Volatility Managed Moderate Growth Portfolio
Calvert VP Volatility Managed Moderate Portfolio
Calvert Variable Series, Inc.
Calvert VP SRI Balanced Portfolio
Calvert VP SRI Mid Cap Portfolio

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SCHEDULE B

to

TRANSFER AGENCY AND SERVICE AGREEMENT

between

CALVERT FUNDS

and

DST ASSET MANAGER SOLUTIONS, INC.

SERVICE LEVELS

This Schedule B sets forth below the Service Levels applicable to the Transfer Agent services to be provided by the Transfer Agent under this Agreement. These Service Levels may be added to or modified by mutual written agreement of the Parties.

Category	Target Measurement
Financial Transactions Accuracy	Minimum Level of 99% Quarterly Using financial accuracy reporting that captures financial adjustments/corrections
Non-Financial Transaction Quality	Minimum Level 97% Monthly (+/-precision variable) Optional quality sampling review of 300 non-financial transactions using DST BPO standard sampling criteria (critical to quality)
Financial Transactions Timeliness	98% Processed within 1 Business Day if Received by 4pm ET New Accounts (with Funding), Purchases, Redemptions, Exchanges. (Excludes not in good order activity)
Non-financial Transactions Timeliness	97% Processed within 3 Business Days if Received by 4pm ET New Accounts (without funding), transfers, and account maintenances (Excludes not in good order activity and Return Mail)
Correspondence Timeliness Financial and Non-Financial Correspondence, NIGO Items, TOAs

97% Completed within 3 Business Days (Financial) and 5 Business Days (Non-Financial) if Received by 4pm ET

(SEC standards may apply for inquiries where retrieval of aged records is necessary to resolve the inquiry)

Adjustments Accuracy	98% Accuracy Measured Quarterly
Adjustments Timeliness

97% Initiated within 1 Business Day

(Excludes Multi-day Corrections. Generally, adjustment items are completed with 1-2 days, however, certain types of adjustments may take multiple days to complete. Adjustments received after 4pm ET may not be initiated until the next business day)

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Category	Target Measurement
Lot History Maintenance

Transfers with no lot age information to be researched and updated.

  After 6 days contact broker dealer to obtain missing lot history.
  When lot information received update lots manually.
  If positions were redeemed, process adjustments based on the new lot history if necessary.
  A 30 day and 45 day follow up process for items where the dealer did not respond to original requests.

Systems Response Time	Response Time
TA 2000/AWD DST Smart Desk	2 Seconds[1]
System Availability	Time Available	Percentage Available
TA2000 / AWD	7am – 8:30pm ET	99.7%
FANWEB / Digital Investor / Vision	24/7	99.7%

Daily Cash Reporting:

Transactions processed in the prior day’s nightly cycle (2 am transmission to State Street)

NSCC Early Settlement File (5:30 AM)

DCC&S File

All of the above

NSCC Early Settlement Incremental 7:30 AM file

Asset Allocation Funds Close/Final

Any additional Manual Data (TPA Faxes)

NSCC Late Order File

Estimates/Price Protected Dealer Trades

	7:00 AM ET Preliminary Custody Super sheet 1 8:00 AM ET Super sheet 2 10:30AM ET Final Super sheet	Preliminary Cash Reporting transmission to custodian Final Cash Transmission to custodian
Regulatory Items Unverified Customer Notification (CIP) OFAC Matches AML Suspicious Activity Potential Fraud Identification 38a-1 Incident Notification PI Breach

Within 19 Calendar Days

Notification Upon Positive Identification

Notification Upon Positive Identification

Notification Upon Positive Identification

Notification Upon Positive Identification

Notification Upon Positive Identification

[1] This references the internal response time of the system and is not a measure of individual user experience, which can be impacted by other factors.

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Category	Target Measurement
Certifications and Control Reports: Quarterly 38a-1 Certification Red Flag Certification SOC1 Report Annual AML Program Review	Third week of Each Quarter Third week of Each Quarter Bi Annually Annually

Notes:

•	Transaction timeliness targets apply to transactions received in good order before 4PM ET/Business Day.

•

•	Performance against service targets noted will be measured quarterly. Informational reporting will be available monthly. Requests initiated to the Client Liaison team will generally be completed within 1 business day if received by 3PM ET. When that is not possible, an estimated timeframe for completion will be provided to assist in managing client expectations.

Notes: (Possible delays include: Legal approval, coordinating a response with several departments)

SERVICE LEVEL EXCEPTIONS

Performance with respect to a Service Level shall not be calculated for any period or portion of a period where the Transfer Agent is unable to achieve a Service Level as a result of any of the following:

1.       Failure or unavailability of communication lines outside of the Transfer Agent’s facilities.

2.       Failure or unavailability of any system, outside of the Transfer Agent’s control, which is substantially required for the performance of the Services.

3.       Failure by a third party outside of the Transfer Agent’s control (and whose performance is a prerequisite for the Transfer Agent’s performance) to perform properly or in a timely manner.

4.       A pre-planned, extraordinary event that the Fund was informed about in advance.

5.       A failure in equipment controlled in whole or in part by the Fund or a Fund agent.

6.       An unexpected increase in volume that is more than 15% higher than the previous twelve (12) week average.

7.       A disaster which requires the Transfer Agent to process at its disaster recovery facility or when the Transfer Agent’s transaction processing is impeded by a Force Majeure event.

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SCHEDULE 1.2(f)

AML DELEGATION

Dated: July 1, 2019

1.	Delegation.

1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3	The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer
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SCHEDULE 1.2(f)

AML DELEGATION

Dated: July 1, 2019

Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information. The Transfer Agent agrees to provide, to the Fund upon request, an annual certification confirming that the Transfer Agent has carried out the AML Procedures as set forth on this Schedule 1.2(f).

4.	AML Procedures[2]

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)       On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities[3];

(b)       Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)       On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)       Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)       Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)       Review accounts with frequent activity within a specified date range followed by a large redemption;

[2] The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

[3] The Transfer Agent is not currently utilizing the PEP database for the Funds, however, the Funds reserve the right to request utilization of the PEP database in the future.

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SCHEDULE 1.2(f)

AML DELEGATION

Dated: July 1, 2019

(h)       Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)       As requested, work with the Fund in connection with its determination of when a suspicious activity report (“SAR”) should be filed by the Fund as required by regulations applicable to mutual funds;

(j)       Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)       (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)       Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(m) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

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SCHEDULE 1.2(f)

AML DELEGATION

Dated: July 1, 2019

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR (on behalf of the Transfer Agent itself) or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

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SCHEDULE 10.6

INFORMATION SECURITY PROGRAM

This Schedule is made subject to the terms of the Agreement and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Schedule shall prevail. The requirements of this Schedule are applicable if and to the extent that the Transfer Agent creates, has access to, or receives from or on behalf of the Trust any Customer Confidential Information (as defined in the Agreement) in electronic format.

1.       Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“Transfer Agent Security Assessment” has the meaning set forth in Section 3.2 below.

1.2	“Mitigate” means the Transfer Agent’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate” means that the Transfer Agent has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Customer Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Customer Confidential Information.

1.5	“Security Incident” means the confirmed unauthorized disclosure of Customer Confidential Information.

2.       General Requirements.

2.1       Security Program. The Transfer Agent shall maintain a comprehensive information security program under which the Transfer Agent documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to the Transfer Agent’s business and (b) protect the confidentiality, integrity, availability, and security of Customer Confidential Information.

2.2       Policies and Procedures. The Transfer Agent shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Customer Confidential Information. Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

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(ii) describe acceptable use of the Transfer Agent’s assets, including computing systems, networks, and messaging;

(iii) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv) describe logging and monitoring of the Transfer Agent’s production environment, including logging and monitoring of physical and logical access to the Transfer Agent’s networks and systems that process or store Customer Confidential Information;

(v) include an incident response process;

(vi) enforce commercially reasonable practices for user authentication;

(vii) include a formal risk management program which includes periodic risk assessments; and

(viii) provide an adequate framework of controls reasonably designed to safeguard Customer Confidential Information.

2.3       Subcontractors. To the extent that any subcontractor engaged by the Transfer Agent to provide services under the Agreement has access to, or receives from or on behalf of a Fund any Customer Confidential Information in electronic format, the Transfer Agent shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Customer Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Schedule), to the extent the terms of the Agreement and this Schedule would be relevant to the subcontractor’s services provided.

2.4       IT Change and Configuration Management. The Transfer Agent shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, the Transfer Agent shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5       Physical and Environmental Security. The Transfer Agent shall: (i) restrict entry to the Transfer Agent’s area(s) where Customer Confidential Information is stored, accessed, or processed solely to the Transfer Agent’s personnel or the Transfer Agent authorized third party service providers for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

2.6       Transfer Agent Employee Training and Access. The Transfer Agent shall: (i) train its employees on the acceptable use and handling of Customer’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to the Transfer Agent’s information systems and services; and upon termination of any of the Transfer Agent’s employees, the Transfer Agent shall revoke such employee’s access to the Transfer Agent’s domain following termination of such individual and revoke such individual’s access to Customer Confidential Information as soon as possible and in accordance with the Transfer Agent’s internal policies and procedures.

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2.7       Change Notifications. The Transfer Agent may, in its sole discretion, revise the Transfer Agent information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with the Transfer Agent’s information security services provided to the Fund as of the date of execution of this Schedule.

2.8       Data Retention. The Transfer Agent shall not retain any Customer Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by the Fund in writing: (c) required by the Transfer Agent’s document retention policies; (d) to the extent necessary to comply with the Fund’s or the Transfer Agent’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.       Due Diligence Supporting Materials; Security Assessment.

3.1       Due Diligence Supporting Materials. In response to the Fund’s due diligence efforts, the Transfer Agent will provide copies of its: (i) SIG; (ii) if applicable, twice annually, its Service Organizations Controls SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter. The Transfer Agent will be reasonably available to answer any additional questions of the Fund, up to forty (40) hours per year, that are not already addressed by providing the documentation set forth within this Section 3.1 and would not require the Transfer Agent, in its sole good faith discretion, to disclose information that it deems highly sensitive.

.

3.2       Transfer Agent Security Assessment. As part of the Transfer Agent’s Security Assessment, the Transfer Agent will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Customer Confidential Information at the Transfer Agent’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by the Transfer Agent’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by the Transfer Agent’s personnel within a reasonably appropriate time period. In addition, the Transfer Agent will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Customer Confidential Information, and will provide the Fund with a letter confirming the testing has been performed. The Fund is not permitted to conduct penetration testing or other code scanning on the Transfer Agent’s environment and software.

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4.       Security Incident Response.

4.1       Mitigation and Remediation of Security Incidents. The Transfer Agent will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2       Security Incident Response. The Transfer Agent shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3        Security Incident Notification. The Transfer Agent shall promptly notify the Fund but in no event later than 48 hours following discovery of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Customer Confidential Information (to the extent it can be ascertained), how the Transfer Agent was affected by the Security Incident, and its response to such Security Incident. The Transfer Agent shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to the Fund a root cause analysis and future incident Mitigation plan with regard to any such incident. The Transfer Agent shall reasonably cooperate with the Fund’s investigation and response to each Security Incident. If the Fund determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, the Fund shall have the right to control all such notifications and the Transfer Agent shall bear all direct costs associated with the notification, to the extent the notification and corresponding actions are required by U.S. law, and subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by the Transfer Agent without the Fund’s prior written consent and the Fund shall, together with the Transfer Agent, determine the content and delivery of all such notifications. For the avoidance of doubt, the Transfer Agent shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that the Fund and/or the Transfer Agent may incur to the extent that they are attributable to or arise from the Transfer Agent’s breach of its confidentiality obligations under the Agreement.

5.       Miscellaneous. This Schedule cannot be modified except by written instrument executed by both parties.

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